REIMBURSEMENT AGREEMENT

                    THIS AGREEMENT, made and entered into the 21st day of June, 2012, is by and between GRANT HARTFORD CORPORATION, a corporation organized and existing under the laws of the State of Montana, whose mailing address is 2620 Connery Way, Missoula, Montana 59808, hereinafter referred to as "Grant Hartford", and COMMONWEALTH RESOURCES, L.L.C., a limited liability company organized and existing under the laws of the State of Montana, whose mailing address is 2620 Connery Way, Missoula, Montana 59808, hereinafter referred to as "Commonwealth."

RECITALS:

                    WHEREAS, under the terms of that certain Option Agreement dated June 15, 2007, as amended from time to time, and the related Non-Exclusive Surface Lease Agreement to which the parties hereto are also parties, Grant Hartford has the present right to develop the mining properties which are the subject of said Option Agreement for the purposes of mining exploration, development and production; and

                    WHEREAS, significant road, power, water and septic infrastructure development was undertaken and paid for by Commonwealth which will principally serve the needs of Grant Hartford as it exercises its rights under the said Option Agreement as amended and the Non-Exclusive Surface Lease Agreement; and

                    WHEREAS, the parties hereto have determined that the sum of $274,557.59 was the amount Commonwealth expended principally for the benefit of Grant Hartford, though it was not required to do so under the terms of either the Option Agreement as amended or the Non-Exclusive Surface Lease Agreement; and

                    WHEREAS, Grant Hartford has determined that it is in its best interests to reimburse Commonwealth for the afore-mentioned expenditures if, in doing so, Grant Hartford is guaranteed the right to use the infrastructure improvements related to said expenditures without payment of additional lease amounts;

                    NOW, THEREFORE, in consideration of the foregoing premises, the mutual covenants herein contained and other good and valuable considerations, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

                    1.     REIMBURSEMENT OF EXPENSES. Grant Hartford will reimburse Commonwealth for the expense of development of road, power, water and septic infrastructure development intended for the principal benefit of Grant Hartford and for certain items of personally property utilized exclusively by Grant Hartford, in the sum of $274,557.59, plus interest accruing thereon at the rate of 8.5% interest from and after

Initials:	Grant Hartford DG	Commonwealth ALC
Reimbursement Agreement	Page 1 of 5

October 1, 2011, which reimbursement shall be made via execution and performance of the terms of a promissory note, a copy of which is attached hereto as Exhibit "A" and incorporated herein by this reference.

                    2.     TRANSFER OF OWNERSHIP OF CERTAIN PERSONAL PROPERTY. The parties agree that ownership of certain items of personal property paid for by Commonwealth but acquired for the benefit of Grant Hartford that are included in the reimbursement amount specified in Section 1 above shall be transferred from Commonwealth to Grant Hartford by way of a Bill of Sale. Those items of personal property are specified in the attached Bill of Sale, constituting Exhibit "B" hereto and incorporated herein by this reference, the agreed value of which shall be deemed to be $29,224.63. The parties acknowledge that while said value shall constitute the tax basis of such personal property to Grant Hartford, it constitutes only a reimbursement of expenses incurred and paid by Commonwealth for such property and therefore does not constitute gain to Commonwealth. Commonwealth acknowledges that some portion of such payments might be considered recapture of depreciation if already taken by it, but that it is not income in the usual sense.

                    3.     BALANCE OF REIMBURSEMENT CONSTITUTES LEASEHOLD IMPROVEMENTS. The parties acknowledge and agree that the balance of the reimbursement to Commonwealth described in this Agreement, $245,332.96, shall be deemed to be leasehold improvements made by Grant Hartford and shall be treated as such for tax purposes. Said reimbursement shall not be considered lease payments or other compensation to Commonwealth, as it is merely a reimbursement of expenses paid by Commonwealth. Commonwealth acknowledges that some portion of such payments might be considered recapture of depreciation if already taken by it, but that it is not income in the usual sense.

                    4.     GRANT HARTFORD RESPONSIBLE FOR MAINTENANCE AND REPAIR. The parties agree that Grant Hartford shall be solely responsible for all maintenance, repair or replacement of the road, power, water and septic infrastructure for which reimbursement to Commonwealth is being made by the terms of this Agreement.

                    5.     NO USAGE PAYMENTS REQUIRED FOR USE OF INFRASTRUCTURE. Commonwealth having deemed itself to be fully repaid for the infrastructure referred to herein when the subject promissory note is fully paid, it shall not charge Grant Hartford any further fees for use of the infrastructure referred to herein.

                    6.     RIGHT TO USE EXPIRES ONLY WITH EXPIRATION OF LEASE AGREEMENT. Grant Hartford's right to use the infrastructure referred to herein shall continue so long as the current Non-Exclusive Surface Lease Agreement, or any succeeding surface lease agreement between the parties is in effect, but shall expire with the expiration of termination of any such lease agreement.

Initials:	Grant Hartford DG	Commonwealth ALC
Reimbursement Agreement	Page 2 of 5

                    7.     NO EFFECT ON EXISTING AGREEMENTS. The parties agree that no provision of this Reimbursement Agreement shall in any way alter, amend, rescind or otherwise change or affect any provisions of any agreements now existing between the parties, specifically including the above-referenced Option Agreement as amended and the Non-Exclusive Surface Lease Agreement.

                    8.     DEFAULT OF PAYMENT OF PROMISSORY NOTE A BREACH OF OPTION AGREEMENT AND NON-EXCLUSIVE SURFACE LEASE AGREEMENT. The parties agree that any failure to pay the subject promissory note referred to herein according to its terms shall also be deemed a material breach of the above-referenced Option Agreement as amended and the Non-Exclusive Surface Lease Agreement.

                    9.     Notices. All notices, consents and demands under this Agreement shall be in writing and may be delivered personally, sent by telegram, telex, air courier, facsimile or e-mail or may be forwarded by first class pre-paid registered or certified mail to the address for each Party set forth above, or to such address as each Party may from time to time specify by notice. Any notice delivered or sent by telegraph, telex, facsimile or e-mail shall be deemed to have been given and received on the business day next following the date of delivery. Any notice mailed as aforesaid shall be deemed to have been given and received on the third business day following the date it is posted; provided that if between the time of mailing and the actual receipt of the notice there shall be a mail strike, slowdown or other labor dispute which might affect delivery of the notice by mails, then the notice shall be effective only if actually delivered. Each Party's proper address shall be the address first set forth above, until such Party specified another address written notice to all the other Parties. The above addresses may be changed at any time by giving notice as aforesaid.

                    10.     PARAGRAPH OR SECTION HEADINGS. Paragraph or section headings are provided for convenience only. In the event of any inconsistency between the paragraph headings and the body of the document, the body of the document shall control.

                    11.     GRAMMATICAL CONSTRUCTION. In this Agreement, whenever the context so requires, the masculine gender includes the feminine and/or neuter, the singular number includes the plural, and words importing persons shall include firms or corporations and vice versa.

                    12.     CURRENCY. All references to "dollars" or "$" herein shall mean lawful currency of the United States of America.

                    13.     NO RULE OF CONSTRUCTION APPLIED AGAINST DRAFTING PARTY. No provision of this Agreement shall be "construed against" or interpreted in a manner that is unfavorable to a Party to this Agreement on the basis that such Party may have

Initials:	Grant Hartford DG	Commonwealth ALC
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drafted or participated in the drafting of such provision.

                    14.     COSTS AND ATTORNEYS' FEES. In the event that either Party institutes mediation or legal action for the enforcement of any right, obligation, provision or covenant of this agreement, the prevailing Party shall be entitled to a reasonable attorney's fee in addition to costs of suit or mediation.

                    15.     TIME: WAIVER OF BREACH. It is agreed by the Parties that time is of the essence to this Agreement. The failure of either Party to enforce for any time or for any period of time any of the provisions of this Agreement shall not be construed as a waiver of such provision or of the right of such Party thereafter to enforce each and every such provision.

                    16.     FACSIMILE OR ELECTRONIC EXECUTION AND DELIVERY. A facsimile transmission or an e-mail transmission of a scanned copy of a document bearing the signature(s) of a Party hereto shall beacted upon and be deemed and treated to be an original document for all purposes. If a facsimile or electronic transmission is so made, the original of the signed documents shall be mailed or placed with a courier for personal delivery or mailed within three(3) business days of the facsimile or electronic transmission.

                    17.     COUNTERPARTS. This Agreement may be executed simultaneously in two or more counterparts, all of which together shall constitute one and the same instrument and when so signed shall be deemed to bear the date first written above.

                    18.     SUCCESSORS. This Agreement shall extend to and be binding upon the heirs, personal representatives, successors and assigns of the Parties hereto.

                    19.     ASSIGNABILITY. Neither this Agreement, nor any rights or obligations conferred hereunder, shall be assigned in whole or in part by either Party without obtaining the prior written consent of the other Party.

                    20.     MODIFICATION OF AGREEMENT. It is expressly understood and agreed by and between the Parties hereto that this Agreement may be modified only by a written instrument, which written instrument must be signed by all of the Parties to this Agreement.

                    21.     WARRANTY Of AUTHORITY. The persons executing and delivering this Agreement on behalf of the Parties represent and warrant that each of them is duly authorized to do so and that the execution of this Agreement is the lawful and voluntary act of the Parties.

                    22.      SEVERABILITY. If any provision of this Agreement, or the application

Initials:	Grant Hartford DG	Commonwealth ALC
Reimbursement Agreement	Page 4 of 5

thereof to any person or circumstance, shall for any reason or to any extent, be invalid or unenforceable, such invalidity or unenforceability shall not in any manner affect or render invalid or unenforceable the remainder of this Agreement, and the application of that provision to other persons or circumstances shall not be affected but, rather, shall be enforced to the extent permitted by law.

                    23.     ENTIRE AGREEMENT. All of the terms and conditions of this Agreement between the Parties are contained herein, no previous agreements with regard to the subject matter shall survive the execution of this Agreement, and NO REPRESENTATIONS OR INDUCEMENTS HAVE BEEN MADE OTHER THAN THOSE SPECIFICALLY SET FORTH.

                    IN WITNESS WHEREOF, the Parties hereto have executed this instrument the day and year first above written.

GRANT HARTFORD CORPORATION	COMMONWEALTH RESOURCES, L.L.C:

By:/s/David Gilmer David Gilmer, Secretary Treasurer	By:/s/Aaron L. Charlton Aaron L. Charlton, Managing Member

Initials:	Grant Hartford DG	Commonwealth ALC
Reimbursement Agreement	Page 5 of 5

PROMISSORY NOTE

$274,557.59	Missoula, Montana	June 20, 2012

                    FOR VALUE RECEIVED, Grant Hartford Corporation, a Montana corporation whose mailing address is 2620 Connery Way, Missoula, Montana 59808 ("Maker") promises to pay to the order of Commonwealth Resources, L.L.C., a Montana limited liability company, whose principal offices are located at 7 Tiger Lode Trail, Garnet, Drummond, Montana 59832 ("Obligee"), the sum of TWO HUNDRED SEVENTY-FOUR THOUSAND FIVE HUNDRED FIFTY-SEVEN & 59/100 DOLLARS ($274,557.59) together with interest from October 1, 2011 (Maker acknowledges that the date upon which interest commences accruing predates the date of this promissory note) at the rate of EIGHT AND ONE-HALF PERCENT (8.5%) per annum on unpaid balances of principal, all payable no later than September 30, 2014.

                    If default be made in the payment of any installment under this note, and if the default is not made good within ten (10) days of the giving of written notice of default, the entire principal sum and accrued interest shall at once become due and payable without notice at the option of the holder of this note. Failure to exercise this option shall not constitute a waiver of the right to exercise the same in the event of any subsequent default. In the event of default it is agreed that the holder of this note may recover such necessary expenses as may be incurred in collection, including a reasonable attorney's fee.

                    The makers, sureties, guarantors and endorsers hereof severally waive presentment for payment, demand and notice of dishonor and non-payment of this note, and consent to any and all extensions of time, renewals, waivers or modifications that may be granted by the holder hereof with respect to the payment or other provisions of this note, and to the release of any security, or any part thereof with or without substitution.

GRANT HARTFORD CORPORATION:

By:            /s/
     David Gilmer, Secretary/Treasurer

EXHIBIT A

BILL OF SALE

                    KNOW ALL MEN BY THESE PRESENTS:

                    That COMMONWEALTH RESOURCES, LLC., a limited liability company organized and existing under the laws of the State of Montana, whose mailing address is 2620 Connery Way, Missoula, Montana 59808, party of the first part, for and in consideration of the sum of $29,224.63, in hand paid by GRANT HARTFORD CORPORATION, a corporation organized and existing under the laws of the State of Montana, whose mailing address is 2620 Connery Way, Missoula, Montana 59808, party of the second part, receipt whereof is hereby acknowledged, does bargain, sell, transfer and deliver over unto the party ofthe second part, its successors and assigns, the following personal property:

DESCRIPTION	PRICE

Inverter and Batteries	$10,000.00
Phone Equipment	$12,700.00
Hardware & Tools	$1,524.63
Les Pender generator	$5,000.00

                    TO HAVE AND TO HOLD the same, to the said party of the second part, its successors and assigns FOREVER.

                    IN WITNESS WHEREOF, I/We have hereunto set my/our hand and seal the 21st day of June, 2012.

COMMONWEALTH RESOURCES, L.L.C.:

By:/s/Aaron L. Charlton
     Aaron L. Charlton, Managing Member

EXHIBIT B